1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: October 29, 2003

Contacts:	Paul Paquin	Tatiana Stead
	VP, Investor Relations	Dir, Corporate Media
	703-720-2456	703-720-2352

Capital One Releases 2004 Earnings Guidance

Expects between $5.20 and $5.40 EPS

MCLEAN, VA. (October 29, 2003) – Capital One Financial Corporation (NYSE: COF) today announced it expects earnings for the year ending December 31, 2004, to be between $5.20 per share and $5.40 per share (fully diluted). In the future, the company expects to continue to provide earnings guidance, but only for each subsequent year.

     The company also announced that it expects the growth rate of its managed loan portfolio to be in the mid-teens in 2004, while gradually shifting its managed loan portfolio upmarket and continuing to diversify beyond U.S. credit cards. As a result of this continued diversification and shift upmarket in its portfolio, the company expects its revenue margin (i.e., managed loan revenue as a percent of average managed loans) to trend lower, and its managed net charge-offs, marketing expenses and operating expenses (each also as a percent of average managed loans) to also continue to trend lower.

     The company cautioned that its current expectations for 2004 in this release for earnings, managed loan growth and managed portfolio mix, revenue margins, managed net charge-offs, operating expenses and marketing expenses are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: competition in the credit card industry; the actual managed account and balance growth achieved by the company; the pace and extent to which the company shifts the mix of its managed loan portfolio upmarket; the level of investment in new business opportunities; the company’s ability to access the capital markets at attractive rates and terms to fund its operations and future growth; and general economic conditions affecting consumer income and spending, which may affect consumer bankruptcies, defaults and charge-offs. A discussion of these and other factors can be found in Capital One’s annual and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s report on Form 10-Q for the quarter ended June 30, 2003.

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Capital One Releases 2004 Earnings Guidance

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., which offers auto loan products. Capital One’s subsidiaries collectively had 46.4 million managed accounts and $67.3 billion in managed loans outstanding as of September 30, 2003. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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